Exhibit 4.9

[Execution]

FIRST AMENDMENT TO GUARANTY AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of June 25, 2013, is by and among the Persons listed on the signature pages hereof as “Grantors”, and Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent for the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of May 24, 2012, among Borrowers, the Lenders and the Agent, as amended by the First Amendment to Credit Agreement dated as of December 27, 2012, and the Second Amendment to Credit Agreement, dated of even date herewith (and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), the Lenders have made loans and advances and provided other financial accommodations to Borrowers;

WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group and the Bank Product Providers to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, the Grantors have entered into that certain Guaranty and Security Agreement, dated as of May 24, 2012, among the Grantors and Agent (as amended hereby and as the same may hereafter be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Guaranty and Security Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Guaranty and Security Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.     Definitions.

( a)     Additional Definitions. As used herein, the following terms shall have the following meanings given to them below, and the Guaranty and Security Agreement is hereby amended to include, in addition and not in limitation, the following:

(i)     “Cash Dominion Trigger Level” means, as of any date of determination, the greater of (A) $10,000,000 and (B) 15% of the Maximum Revolver Amount on such date.

(ii)     “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(iii)     “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

(iv)     “First Amendment” means the First Amendment to Guaranty and Security Agreement, dated as of June 25, 2013, by and among Grantors and Agent.

(v)     “First Amendment Effective Date” means the first date on which all of the conditions precedent to the effectiveness of the First Amendment shall have been satisfied or shall have been waived by Agent.

(vi)     “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(vii)     “Swap Obligation” means, with respect to any Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

( b)     Amendments to Definitions.

(i)     Guarantied Obligations.      The definition of “Guarantied Obligations” in Section 1 of the Guaranty and Security Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ “Guarantied Obligations’ means all of the Obligations (including any Bank Product Obligations) now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all expenses (including reasonable counsel fees and expenses) incurred by Agent, any other member of the Lender Group, or any Bank Product Provider (or any of them) in enforcing any rights under the any of the Loan Documents.  Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by Borrowers to Agent, any other member of the Lender Group, or any Bank Product Provider but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving any Borrower or Guarantor; provided that, anything to the contrary contained in the foregoing notwithstanding, each Guarantor’s Guarantied Obligations shall exclude its Excluded Swap Obligations.”

(ii)     Secured Obligations. The definition of “Secured Obligations” in Section 1 of the Guaranty and Security Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ “Secured Obligations’ means each and all of the following:  (A) all of the present and future obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement (including the Guaranty), the Credit Agreement, or any of the other Loan Documents, (B) all Bank Product Obligations, and (C) all other Obligations of Borrowers and all other Guarantied Obligations of each Guarantor (including, in the case of each of clauses (A), (B) and (C), reasonable attorneys’ fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding); provided that, anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations of any Guarantor shall exclude its Excluded Swap Obligations.”

(iii)     Triggering Event. The definition of “Triggering Event” in Section 1 of the Guaranty and Security Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ “Triggering Event’ means, as of any date of determination, that (A) an Event of Default has occurred as of such date, or (B) Excess Availability is less than the Cash Dominion Trigger Level as of such date.”

2.     Keepwell. Section 2 of the Guaranty and Security Agreement is hereby amended by adding the following new subsection (j) at the end of such Section:

“(j)     Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2(j) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2(j), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Guarantied Obligations.  Each Qualified ECP Guarantor intends that this Section 2(j) constitute, and this Section 2(j) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

3.     Controlled Accounts; Controlled Investments. Section 7(k) of the Guaranty and Security Agreement is hereby amended by deleting each reference to the term “Trigger Level” therein and replacing it with “Cash Dominion Trigger Level.”

4.     Conditions Precedent. The provisions contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

( a)     Amendment and Other Documents. Agent shall have received fully executed counterparts of this Amendment, duly authorized, executed and delivered by each of the Loan Parties.

( b)     Accuracy of Representations and Warranties. Each of Grantors’ representations and warranties set forth in Section 5(d) hereof shall be true and correct in all respects.

5.     Miscellaneous

( a)     Representations and Warranties of Grantors. Each Grantor hereby represents and warrants that, after giving effect to the amendments contained herein, the representations and warranties contained in Section 6 of the Guaranty and Security Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty specifically relates to an earlier date. Without limitation of the preceding sentence, each Grantor hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

( b)     Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Guaranty and Security Agreement are intended or implied, and in all other respects, the Guaranty and Security Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the First Amendment Effective Date. To the extent that any provision of the Guaranty and Security Agreement are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Guaranty and Security Agreement (including without limitation the Schedules thereto) to “this Agreement” and all references in the other Loan Documents to “the Guaranty and Security Agreement” shall be deemed to refer to the Guaranty and Security Agreement, as amended hereby.

( c)     Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

( d)     Governing Law. The validity of this amendment, the construction, interpretation, and enforcement hereof, the rights of the parties hereto with respect to all matters arising hereunder or related hereto, and any claims, controversies or disputes arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

( e)     Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

( f)     Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

GRANTORS:

UNIFI, INC.

By:      /S/ RONALD L. SMITH

Name: Ronald L. Smith

Title:   Vice President

UNIFI MANUFACTURING, INC.

By:      /S/ RONALD L. SMITH

Name: Ronald L. Smith

Title:   Vice President

SPANCO INTERNATIONAL, INC.

By:      /S/ WILLIAM L. JASPER

Name: William L. Jasper

Title:   Chairman & CEO

UNIFI SALES & DISTRIBUTION, INC. By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: President
UNIFI EQUIPMENT LEASING, LLC By: /S/ WILLIAM L. JASPER Name: William L. Jasper Title: Chairman & CEO
AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent By: /S/ JONATHAN RYAN DAVISON Name: Jonathan Ryan Davison Title: Vice President

First Amendment to Guaranty and Security Agreement

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